UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 14, 2009

CONSOLIDATED CAPITAL INSTITUTIONAL PROPERTIES/3, LP

(Exact name of Registrant as specified in its charter)

            Delaware                0-14187                  94-2940208

      (State or other jurisdiction (Commission            (I.R.S. Employer

           of incorporation)        File Number)        Identification Number)

55 Beattie Place

Post Office Box 1089

Greenville, South Carolina 29602

(Address of principal executive offices)

(864) 239-1000

(Issuer's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

[ ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement.

Consolidated Capital Institutional Properties/3, LP, a Delaware limited partnership (the “Registrant”), owns a 100% interest in CCIP/3 Williamsburg Manor, LLC, a Delaware limited liability company (the “Seller”), which owns Williamsburg Manor Apartments (the “Property”), a 183-unit apartment complex located in Cary, North Carolina. On July 14, 2009 (the “Effective Date”), the Seller entered into a Purchase and Sale Contract (the “Purchase Agreement”) with a third party, The Embassy Group LLC, a New York limited liability company (the “Purchaser”), to sell the Property to the Purchaser for a total sales price of $10,350,000

The following is a summary of the terms and conditions of the Purchase Agreement, which summary is qualified in its entirety by reference to the Purchase Agreement, a copy of which is attached hereto as an exhibit.

PURCHASE PRICE.  The total purchase price is $10,350,000 subject to certain prorations and adjustments at the closing.  The Purchaser agreed to deliver an initial deposit of $125,000 to First American Title Insurance Company (the “Escrow Agent”) within two business days following the Effective Date.

FEASIBILITY PERIOD.  The feasibility period ends on August 4, 2009.  Within one business day after the feasibility period expires, the Purchaser agreed to deliver to the Escrow Agent an additional deposit of $125,000.  If the Purchaser fails to notify the Seller in writing of its intent to terminate the contract prior to the end of the feasibility period, the deposits will become non-refundable.

CLOSING.  The Purchaser has until August 13, 2009 (the “Financing Contingency Deadline”) to obtain mortgage loan financing in an amount of not more than $7,762,500 at a fixed interest rate not to exceed 7%.  If the Purchaser notifies the Seller on or before the Financing Contingency Deadline that the mortgage loan financing was not obtained and the Purchaser used its best efforts to obtain the mortgage loan financing, the Purchaser will have the right to terminate the Purchase Agreement. The expected closing date of the transaction is August 24, 2009. The Purchaser has the right to extend the closing date by 15 days by delivering written notice to the Seller no later than three days prior to the then scheduled closing date, together with an additional deposit of $50,000 to the Escrow Agent. The closing is also subject to customary closing conditions and deliveries.

COSTS AND FEES.  The Seller will pay the applicable North Carolina real property transfer tax for the conveyance of the Property and any transfer, sales, use, gross receipts or similar taxes imposed on a seller, the cost of recording any instruments required to discharge any liens or encumbrances against the Property, the base premium related to the title policy and one-half of the customary closing costs of the Escrow Agent. The Purchaser will pay any transfer, sales, use, gross receipts or similar taxes imposed on a purchaser, any premiums or fees required to be paid by the Purchaser related to the title policy and one-half of the customary closing costs of the Escrow Agent.

REPRESENTATIONS AND WARRANTIES.  The Seller and the Purchaser each made limited representations and warranties to the other.

RISK OF LOSS.  The risk of loss or damage to the Property by reason of any insured or uninsured casualty during the period through and including the closing date equal to or less than $500,000 will be borne by the Seller. The Seller agreed to maintain in full force and effect until the closing date all existing insurance coverage on the Property.

ASSIGNMENT.  With the exception of an assignment to an affiliate of the Purchaser, the Purchase Agreement is not assignable by the Purchaser without the prior written approval of the Seller.

DEFAULTS AND REMEDIES.  If the Purchaser defaults on its obligations to deliver when required any required deposits, the purchase price or any other specified deliveries, the Purchaser will forfeit its deposits to the Seller, and neither the Purchaser nor Seller will be obligated to proceed with the purchase and sale of the Property.  The Seller expressly waived the remedies of specific performance and additional damages for defaults by the Purchaser.

If the Seller, prior to the closing, defaults in its representations, warranties, covenants, or obligations, the Purchaser has the option of (i) terminating the Purchase Agreement, receiving a return of its deposits, and recovering, as its sole recoverable damages, its documented direct and actual out-of-pocket expenses and costs up to $30,000 or, subject to certain conditions, (ii) seeking specific performance of the Seller’s obligation to deliver the deed pursuant to the Purchase Agreement.

Item 9.01   Financial Statements and Exhibits

(c)   Exhibits

10.77       Purchase and Sale Contract between CCIP/3 Williamsburg Manor, LLC, a Delaware limited liability company and The Embassy Group LLC, a New York limited liability company, dated July 14, 2009.*

*Schedules and supplemental materials to the exhibit have been omitted but will be provided to the Securities and Exchange Commission upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                     CONSOLIDATED CAPITAL INSTITUTIONAL PROPERTIES/3, LP

By:  ConCap Equities, Inc.

General Partner

By:  /s/Steven D. Cordes

Steven D. Cordes

Senior Vice President

Date: July 20, 2009